Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2022 RESULTS

Miami Lakes, Fla. — April 21, 2022 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2022.
"Despite the recent volatility in capital markets, we continue to see strength in our local economies. Consequently we remain optimistic about the rest of 2022 and continue to invest in and grow our core franchise -- one client at a time." said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended March 31, 2022, the Company reported net income of $67.2 million, or $0.79 per diluted share, compared to $125.3 million or $1.41 per diluted share for the immediately preceding quarter ended December 31, 2021 and $98.8 million, or $1.06 per diluted share, for the quarter ended March 31, 2021. As previously reported, earnings for the quarter ended December 31, 2021 were impacted by discrete income tax benefits of $69.1 million and a $44.8 million pre-tax loss on discontinuance of hedges. Earnings for the quarter ended March 31, 2021 were favorably impacted by a $28.0 million recovery of the provision for credit losses.
Quarterly Highlights
•Our new corporate banking office in Atlanta marks a renewed effort to expand outside of our core geographic markets of Florida and New York. We also expect to open a full service banking branch in the Dallas area in late April, 2022.
•In March, 2022 Newsweek named BankUnited one of America's most trusted companies. BankUnited was ranked #4 among banks on this list.
•The Company announced an increase of $0.02 in its cash dividend for the quarter ended March 31, 2022, to $0.25 per common share, reflecting a 9% increase from the previous quarterly dividend of $0.23 per common share.
•The net interest margin, calculated on a tax-equivalent basis, expanded to 2.50% for the quarter ended March 31, 2022 from 2.44% for the immediately preceding quarter and 2.39% for the quarter ended March 31, 2021. Net interest income increased by $2.6 million compared to the immediately preceding quarter ended December 31, 2021 and by $12.4 million compared to the quarter ended March 31, 2021.
•The average cost of total deposits was 0.17% for the quarter ended March 31, 2022 compared to 0.19% for the immediately preceding quarter ended December 31, 2021 and 0.33% for the quarter ended March 31, 2021. On a spot basis, the average annual percentage yield ("APY") on total deposits was 0.16% at both March 31, 2022 and December 31, 2021.
•Non-interest bearing demand deposits grew by $688 million during the quarter ended March 31, 2022. At March 31, 2022, non-interest bearing demand deposits represented 34% of total deposits, compared to 30% of total deposits at December 31, 2021. Total deposits declined by $897 million during the quarter ended March 31, 2022, with declines in interest bearing demand, savings and money market and time deposits.
•Total loans, excluding the runoff of PPP loans, declined by $227 million for the quarter ended March 31, 2022, while average loans, excluding PPP loans, increased by $586 million.
•The ratio of non-performing loans to total loans declined to 0.65% at March 31, 2022 from 0.87% at December 31, 2021. The guaranteed portion of SBA loans on non-accrual status represented 0.18% of total loans at March 31, 2022. Criticized and classified loans continued to decline. During the quarter ended March 31, 2022, total criticized and classified loans declined by $280 million.
•For the quarter ended March 31, 2022, the Company recorded a provision for credit losses of $7.8 million compared to a provision of $0.2 million for the immediately preceding quarter ended December 31, 2021 and a recovery of the provision for credit losses of $(28.0) million for the quarter ended March 31, 2021.

•Results for the quarter were impacted by declines in the fair value of investment securities. Accumulated other comprehensive income declined by $142 million for the quarter ended March 31, 2022, primarily due to an increase in unrealized losses on investment securities available for sale. Non-interest income was impacted by a $10.5 million decline in the fair value of certain preferred stock investments. These declines in the fair value of securities resulted primarily from widening spreads and rising interest rates related to the Fed's plans for quantitative tightening and benchmark interest rate increases, as well as inflationary concerns. None of the unrealized losses were attributable to credit loss impairments; the Company expects to recover the amortized cost basis of its available for sale securities.
•At March 31, 2022, book value per common share and tangible book value per common share were $34.04 and $33.12, respectively.
•As previously reported, on February 2, 2022, the Company's Board of Directors authorized the repurchase of up to an additional $150 million in shares of its outstanding common stock. During the quarter ended March 31, 2022, the Company repurchased approximately 1.9 million shares of its common stock for an aggregate purchase price of $82.1 million, at a weighted average price of $42.50 per share.
Loans
A comparison of loan portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2022		December 31, 2021
Residential and other consumer loans	$8,612,839	36.8%	$8,368,380	35.2%
Multi-family	1,072,981	4.6%	1,154,738	4.9%
Non-owner occupied commercial real estate	4,284,675	18.3%	4,381,610	18.4%
Construction and land	176,825	0.8%	165,390	0.7%
Owner occupied commercial real estate	1,905,395	8.2%	1,944,658	8.2%
Commercial and industrial	4,951,999	21.2%	4,790,275	20.2%
PPP	80,296	0.3%	248,505	1.0%
Pinnacle	935,915	4.0%	919,641	3.9%
Bridge - franchise finance	306,563	1.3%	342,124	1.4%
Bridge - equipment finance	341,369	1.5%	357,599	1.5%
Mortgage warehouse lending ("MWL")	701,172	3.0%	1,092,133	4.6%
	$23,370,029	100.0%	$23,765,053	100.0%
Residential and other consumer loans grew by $244 million during the quarter ended March 31, 2022. Commercial and industrial loans, including owner-occupied commercial real estate, grew by $122 million for the quarter. Most of the remaining commercial portfolio segments showed declines for the quarter. MWL utilization declined to 39% at March 31, 2022 compared to 56% at December 31, 2021 as rising rates have led to lower refinancing activity and this segment is evidencing a return to historically normal seasonal utilization patterns. PPP loans declined by $168 million during the quarter ended March 31, 2022, resulting from full or partial forgiveness from the Small Business Administration.
Asset Quality and the Allowance for Credit Losses ("ACL")
Non-performing loans totaled $150.8 million or 0.65% of total loans at March 31, 2022, compared to $205.9 million or 0.87% of total loans at December 31, 2021. Non-performing loans included $41.9 million and $46.1 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.18% of total loans at March 31, 2022 and 0.19% of total loans at December 31, 2021.

The following table presents criticized and classified commercial loans at the dates indicated (in thousands):

	March 31, 2022	December 31, 2021
Special mention	$95,250	$148,593
Substandard - accruing	956,318	1,136,378
Substandard - non-accruing	104,329	129,579
Doubtful	26,678	47,754
Total	$1,182,575	$1,462,304
Loans currently under short-term deferral or modified under the CARES Act totaled $149 million at March 31, 2022, down from a total of $205 million at December 31, 2021.
The following table presents the ACL and related ACL coverage ratios at the dates indicated and net charge-off rates for the three months ended March 31, 2022 and year ended December 31, 2021 (dollars in thousands):

	ACL	ACL to Total Loans (1)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans(2)
December 31, 2021	$126,457	0.53%	61.41%	0.29%
March 31, 2022	$125,443	0.54%	83.17%	0.15%

(1)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 0.61% and 0.62% at March 31, 2022 and December 31, 2021, respectively.
(2)    Annualized for the three months ended March 31, 2022.
The ACL at March 31, 2022 represents management's estimate of lifetime expected credit losses given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in March 2022, economic information provided by additional sources including developments subsequent to publishing of the scenarios, information about borrower financial condition and collateral values and other relevant information.
For the quarter ended March 31, 2022, the Company recorded a provision for credit losses of $7.8 million, which included a provision of $7.4 million related to funded loans and a $0.4 million provision related to unfunded loan commitments. The most significant factor impacting the provision for credit losses for the quarter ended March 31, 2022 was an increase in qualitative loss factors related to economic uncertainty.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended March 31,
	2022	2021
Beginning balance	$126,457	$257,323
Provision (recovery)	7,446	(26,306)
Net charge-offs	(8,460)	(10,083)
Ending balance	$125,443	$220,934
Funding
Total deposits declined by $897 million for the quarter ended March 31, 2022. The majority of deposit outflows were accounts that, based on prior experience, we would expect to be price sensitive in a rising rate environment. While we initially did not anticipate growth in the securities portfolio, total investment securities increased by $508 million for the quarter as we took advantage of opportunities to purchase securities at attractive spreads. Correspondingly, FHLB advances increased by $1.5 billion during the quarter ended March 31, 2022.
Net Interest Income
Net interest income for the quarter ended March 31, 2022 was $208.6 million compared to $206.0 million for the immediately preceding quarter ended December 31, 2021 and $196.2 million for the quarter ended March 31, 2021. The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.06% to 2.50% for the quarter ended March 31, 2022, from 2.44% for the immediately preceding quarter ended December 31, 2021. Factors impacting the net interest margin for the quarter ended March 31, 2022 included:

•The tax-equivalent yield on investment securities increased to 1.73% for the quarter ended March 31, 2022 from 1.54% for the quarter ended December 31, 2021. This increase resulted from the impact of purchases of higher-yielding securities and the impact of slower prepayment speeds on securities purchased at a premium.
•The tax-equivalent yield on loans decreased to 3.36% for the quarter ended March 31, 2022, from 3.50% for the quarter ended December 31, 2021. Factors that contributed to the decline included slower prepayment speeds on PCD residential loans, the effect of the sale of a pool of higher yielding residential loans during the fourth quarter of 2021, and runoff of loans originated in a comparatively higher rate environment.
•The average rate paid on FHLB advances decreased to 1.11% for the quarter ended March 31, 2022, from 1.86% for the quarter ended December 31, 2021. This decrease resulted from the maturity of higher rate advances, including the termination of certain cash flow hedges during the quarter ended December 31, 2021, and the addition of new advances at comparatively lower prevailing rates.
•The average rate paid on interest bearing deposits decreased to 0.24% for the quarter ended March 31, 2022, from 0.27% for the quarter ended December 31, 2021. Callable and other brokered CDs and cash flow hedges entered into in anticipation of rising rates impacted the cost of deposits for the quarter; the average rate paid on interest bearing deposits excluding these instruments was 0.21% for the quarter ended March 31, 2022. The increase in the average cost of time deposits for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021 was attributable to these products. The average cost of time deposits other than these products was 0.22% for the quarter ended March 31, 2022.
Non-interest income and Non-interest expense
Non-interest income totaled $14.3 million for the quarter ended March 31, 2022 compared to $45.6 million for the quarter ended December 31, 2021 and $30.3 million for the quarter ended March 31, 2021.
•Gain (loss) on investment securities was a net loss of $(7.9) million for the quarter ended March 31, 2022 compared to net gains of $0.6 million and $2.4 million for the quarters ended December 31, 2021 and March 31, 2021, respectively. The net loss for the quarter ended March 31, 2022 was attributable to a $10.5 million decline in the fair value of certain preferred stock investments resulting from rising market interest rates.
•As previously disclosed, gain on sale of loans for the quarter ended December 31, 2021 included a gain of $18.2 million on the sale of a pool of residential mortgages.
•Other non-interest income for the quarter ended March 31, 2022 compared to the quarters ended December 31, 2021 and March 31, 2021 reflected declines in income related to investments in bank-owned life insurance, and as compared to the quarter ended March 31, 2021, a decline in revenue related to our commercial derivative program.
Non-interest expense totaled $126.3 million for the quarter ended March 31, 2022 compared to $123.2 million for the quarter ended March 31, 2021 and $187.9 million for the quarter ended December 31, 2021.
•The most significant offsetting factors contributing to the increase in non-interest expense compared to the quarter ended March 31, 2021 were (i) a $7.8 million increase in employee compensation and benefits and (ii) a $4.0 million decline in deposit insurance expense reflecting a decrease in the FDIC assessment rate.
•Non-interest expense for the quarter ended December 31, 2021 included a $44.8 million loss on discontinuance of cash flow hedges. Employee compensation and benefits declined by $3.5 million for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021. The quarter ended December 31, 2021 included $6.8 million related to a special employee bonus.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, April 21, 2022 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, Chief Financial Officer, Leslie N. Lunak and Chief Operating Officer, Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 6761489. A replay of the call will be available from 12:00 p.m. ET on April 21st through 11:59

p.m. ET on April 28th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 6761489. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $36.3 billion at March 31, 2022, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 62 banking centers in 12 Florida counties and 4 banking centers in the New York metropolitan area.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS
Cash and due from banks:
Non-interest bearing	$17,780	$19,143
Interest bearing	679,712	295,714
Cash and cash equivalents	697,492	314,857
Investment securities (including securities recorded at fair value of $10,562,098 and $10,054,198)	10,572,098	10,064,198
Non-marketable equity securities	190,534	135,859
Loans	23,370,029	23,765,053
Allowance for credit losses	(125,443)	(126,457)
Loans, net	23,244,586	23,638,596
Bank owned life insurance	314,697	309,477
Operating lease equipment, net	627,146	640,726
Goodwill	77,637	77,637
Other assets	607,434	634,046
Total assets	$36,331,624	$35,815,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$9,663,307	$8,975,621
Interest bearing	2,872,430	3,709,493
Savings and money market	13,029,823	13,368,745
Time	2,975,715	3,384,243
Total deposits	28,541,275	29,438,102
Federal funds purchased	199,000	199,000
FHLB advances	3,395,000	1,905,000
Notes and other borrowings	721,291	721,416
Other liabilities	613,826	514,117
Total liabilities	33,470,392	32,777,635

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 84,052,021 and 85,647,986 shares issued and outstanding	841	856
Paid-in capital	626,564	707,503
Retained earnings	2,391,526	2,345,342
Accumulated other comprehensive loss	(157,699)	(15,940)
Total stockholders' equity	2,861,232	3,037,761
Total liabilities and stockholders' equity	$36,331,624	$35,815,396

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest income:
Loans	$191,562	$198,275	$205,335
Investment securities	43,048	38,201	38,501
Other	1,354	1,397	1,593
Total interest income	235,964	237,873	245,429
Interest expense:
Deposits	11,857	13,631	22,376
Borrowings	15,465	18,227	26,813
Total interest expense	27,322	31,858	49,189
Net interest income before provision for credit losses	208,642	206,015	196,240
Provision for (recovery of) credit losses	7,830	246	(27,989)
Net interest income after provision for credit losses	200,812	205,769	224,229
Non-interest income:
Deposit service charges and fees	5,960	5,815	4,900
Gain (loss) on sale of loans, net	(824)	19,003	1,754
Gain (loss) on investment securities, net	(7,868)	590	2,365
Lease financing	13,415	14,041	12,488
Other non-interest income	3,618	6,173	8,789
Total non-interest income	14,301	45,622	30,296
Non-interest expense:
Employee compensation and benefits	67,088	70,561	59,288
Occupancy and equipment	11,512	12,817	11,875
Deposit insurance expense	3,403	3,471	7,450
Professional fees	2,262	8,023	1,912
Technology and telecommunications	17,004	18,221	15,741
Discontinuance of cash flow hedges	—	44,833	—
Depreciation and impairment of operating lease equipment	12,610	15,769	12,217
Other non-interest expense	12,445	14,165	14,738
Total non-interest expense	126,324	187,860	123,221
Income before income taxes	88,789	63,531	131,304
Provision (benefit) for income taxes	21,639	(61,724)	32,490
Net income	$67,150	$125,255	$98,814
Earnings per common share, basic	$0.79	$1.42	$1.06
Earnings per common share, diluted	$0.79	$1.41	$1.06

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31, 2022			Three Months Ended December 31, 2021			Three Months Ended March 31, 2021

	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,349,143	$194,551	3.36%	$22,919,535	$201,345	3.50%	$23,549,309	$208,821	3.58%
Investment securities (3)	10,083,083	43,719	1.73%	10,113,026	38,889	1.54%	9,070,185	39,188	1.73%
Other interest earning assets	674,640	1,354	0.81%	1,184,056	1,397	0.47%	1,062,840	1,593	0.61%
Total interest earning assets	34,106,866	239,624	2.83%	34,216,617	241,631	2.81%	33,682,334	249,602	2.98%
Allowance for credit losses	(129,028)			(149,319)			(254,438)
Non-interest earning assets	1,674,476			1,767,850			1,724,176
Total assets	$35,652,314			$35,835,148			$35,152,072
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$3,078,037	$1,364	0.18%	$3,058,355	$1,481	0.19%	$2,942,874	$2,774	0.38%
Savings and money market deposits	13,401,332	6,931	0.21%	13,460,084	9,619	0.28%	12,793,019	12,127	0.38%
Time deposits	3,319,585	3,562	0.44%	3,399,302	2,531	0.30%	4,330,781	7,475	0.70%
Total interest bearing deposits	19,798,954	11,857	0.24%	19,917,741	13,631	0.27%	20,066,674	22,376	0.45%
Federal funds purchased	187,539	58	0.13%	56,793	13	0.09%	8,000	3	0.15%
FHLB advances	2,248,889	6,146	1.11%	1,909,450	8,957	1.86%	3,072,717	17,558	2.32%
Notes and other borrowings	721,405	9,261	5.13%	721,525	9,257	5.13%	722,305	9,252	5.12%
Total interest bearing liabilities	22,956,787	27,322	0.48%	22,605,509	31,858	0.56%	23,869,696	49,189	0.83%
Non-interest bearing demand deposits	9,047,864			9,330,805			7,491,249
Other non-interest bearing liabilities	623,199			785,254			746,973
Total liabilities	32,627,850			32,721,568			32,107,918
Stockholders' equity	3,024,464			3,113,580			3,044,154
Total liabilities and stockholders' equity	$35,652,314			$35,835,148			$35,152,072
Net interest income		$212,302			$209,773			$200,413
Interest rate spread			2.35%			2.25%			2.15%
Net interest margin			2.50%			2.44%			2.39%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2022	2021
Basic earnings per common share:
Numerator:
Net income	$67,150	$98,814
Distributed and undistributed earnings allocated to participating securities	(929)	(1,252)
Income allocated to common stockholders for basic earnings per common share	$66,221	$97,562
Denominator:
Weighted average common shares outstanding	84,983,873	93,075,702
Less average unvested stock awards	(1,211,807)	(1,205,529)
Weighted average shares for basic earnings per common share	83,772,066	91,870,173
Basic earnings per common share	$0.79	$1.06
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$66,221	$97,562
Adjustment for earnings reallocated from participating securities	1	1
Income used in calculating diluted earnings per common share	$66,222	$97,563
Denominator:
Weighted average shares for basic earnings per common share	83,772,066	91,870,173
Dilutive effect of certain share-based awards	137,704	93,540
Weighted average shares for diluted earnings per common share	83,909,770	91,963,713
Diluted earnings per common share	$0.79	$1.06

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2022	2021
Financial ratios (4)
Return on average assets	0.76%	1.14%
Return on average stockholders’ equity	9.0%	13.2%
Net interest margin (3)	2.50%	2.39%

	March 31, 2022	December 31, 2021
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.65%	0.87%
Non-performing assets to total assets (2)(5)	0.42%	0.58%
Allowance for credit losses to total loans	0.54%	0.53%
Allowance for credit losses to non-performing loans (1)(5)	83.17%	61.41%
Net charge-offs to average loans (4)	0.15%	0.29%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4) Annualized for the three month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $41.9 million or 0.18% of total loans and 0.12% of total assets at March 31, 2022; and $46.1 million or 0.19% of total loans and 0.13% of total assets at December 31, 2021.

	March 31, 2022		December 31, 2021		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.3%	9.6%	8.4%	9.6%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.5%	14.5%	12.6%	14.5%	6.5%
Total risk-based capital	14.3%	15.0%	14.3%	14.9%	10.0%

Non-GAAP Financial Measures
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at the dates indicated (dollars in thousands):

	March 31, 2022	December 31, 2021
Total loans (GAAP)	$23,370,029	$23,765,053
Less: Government insured residential loans	1,938,479	2,023,221
Less: PPP loans	80,296	248,505
Less: MWL	701,172	1,092,133
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$20,650,082	$20,401,194

ACL	$125,443	$126,457

ACL to total loans (GAAP)	0.54%	0.53%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	0.61%	0.62%
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	March 31, 2022	December 31, 2021
Total stockholders’ equity (GAAP)	$2,861,232	$3,037,761
Less: goodwill	77,637	77,637
Tangible stockholders’ equity (non-GAAP)	$2,783,595	$2,960,124

Common shares issued and outstanding	84,052,021	85,647,986

Book value per common share (GAAP)	$34.04	$35.47

Tangible book value per common share (non-GAAP)	$33.12	$34.56